Exhibit 5.1

[Stoel Rives Letterhead]

November 21, 2012

Precision Castparts Corp.

4650 S.W. Macadam Avenue, Suite 400

Portland, Oregon 97239-4262

Ladies and Gentlemen:

We are acting as counsel to Precision Castparts Corp., an Oregon corporation (the “Company”), in connection with the registration of the offer, issuance and sale from time to time of an indeterminate number of debt securities (the “Debt Securities”) pursuant to the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933.

The Debt Securities will be issued pursuant to an indenture between the Company and U.S. Bank National Association, as supplemented by a supplemental indenture or other instrument as appropriate to issue such Debt Securities (each, a “Supplement,” and together with the indenture, the “Indenture”).

In connection with issuing this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (a) the Restated Articles of Incorporation of the Company, as amended; (b) the Registration Statement; (c) the prospectus contained within the Registration Statement; (d) the Indenture; and (e) the corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made the inquiries of such officers and representatives that we have deemed relevant and necessary as a basis for the opinions below.

Based on our review and on the assumptions set forth below, we are of the opinion that when (i) the Debt Securities have been duly authorized for issuance, (ii) the terms thereof and of their issue and sale have been duly established, and (iii) the Supplement has been duly authorized, executed and delivered by the parties thereto, upon the due execution, authentication, issuance and delivery thereof in accordance with the Indenture as set forth in the Registration Statement, the prospectus and any applicable prospectus supplement, and upon receipt by the Company of the purchase price thereof, the Debt Securities will be validly issued and will be binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

In rendering the foregoing opinions, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of all originals of such latter documents. We also have assumed that (i) a prospectus and prospectus supplement describing each class or series of Debt Securities offered pursuant to the Registration Statement shall have been filed with the SEC, (ii) any amendments to the Registration Statement have become effective, and (iii) resolutions authorizing the Company to register, offer, sell and issue the Debt Securities shall have been duly adopted and shall remain in full force and effect.

We are members of the bar of the State of Oregon and do not express any opinion herein covering any law other than the law of the State of Oregon as in effect on the date hereof.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP

STOEL RIVES LLP